UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Citi Trends, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

April 19, 2016

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., EDT, on Wednesday, May 25, 2016, at the Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

We look forward to greeting personally those stockholders who are able to be present at the meeting. However, regardless of whether you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you promptly complete, sign, date and return the enclosed proxy card in the envelope provided.

Very truly yours,

R. Edward Anderson
Chairman of the Board of Directors

Citi Trends, Inc.

104 Coleman Boulevard
Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 25, 2016

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held at the Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322, on Wednesday, May 25, 2016, at 9:00 a.m., EDT, for the following purposes:

1.              To elect the two nominees named in the attached proxy statement to the board of directors to serve as Class II directors whose terms will expire at the 2019 annual meeting of stockholders;

2.              To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers for 2015;

3.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017; and

4.              To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 28, 2016, the record date for the annual meeting.

For directions to the annual meeting, please call the Embassy Suites-Airport at (912) 330-8222.

Regardless of whether you plan to attend the meeting in person, please promptly complete, sign, date and return the accompanying proxy card, so that your shares may be represented and voted at the annual meeting. A return envelope is enclosed for your convenience. No postage need be affixed to the enclosed envelope if mailed in the United States.

By Order of the Board of Directors,

Bruce D. Smith
Chief Operating Officer, Chief Financial Officer and Secretary

April 19, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 25, 2016:  The Proxy Statement and our 2015 Annual Report are available at http://ir.cititrends.com/annual-proxy.cfm

CITI TRENDS, INC.
104 Coleman Boulevard
Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders

to be held on May 25, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on May 25, 2016. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders on or about April 20, 2016.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236-1561.

The terms “Citi Trends” or the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc.  References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

Where and when will the annual meeting be held?

The date, time and place of the meeting are:  May 25, 2016, at 9:00 a.m., EDT, at Embassy Suites-Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322.  For directions to the meeting, please call the Embassy Suites at (912) 330-8222.

Why did you send me this proxy statement?

This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at our annual meeting. We sent you this proxy statement and the enclosed proxy card because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend in order to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

What can I vote on at the meeting?

The matters scheduled to be voted on at the meeting are:

(1)         The election of the two nominees named in the proxy statement to our board of directors to hold office until the annual meeting of stockholders in 2019 and until their successors are elected and qualified (“Proposal 1”);

(2)         A non-binding, advisory resolution to approve the compensation of our named executive officers for 2015 (“Proposal 2”); and

(3)         Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017 (“Proposal 3”).

How does the board of directors recommend that I vote?

The board of directors recommends that you vote your shares (i) “FOR” each of the nominees to be elected to the board of directors, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation paid to our named executive officers for 2015, and (iii) “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 28, 2016, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on March 28, 2016, there were a total of 14,907,355 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you can vote.

What is the required vote for approval of each proposal?

The election of our nominees for director requires a plurality of the votes cast at the annual meeting.  That means the nominees will be elected if more votes are cast for such nominees than for any other person.

Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm each require the affirmative vote of a majority of the votes cast at the annual meeting.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting in person. One-third of the shares of common stock outstanding and entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.

Votes withheld from the director nominees, abstentions and broker non-votes will be counted as shares present for the purpose of determining a quorum but will not be counted in determining the number of shares voted “FOR” the director nominees or treated as votes cast on any other proposal and, therefore, will not affect the outcome of the election of our director nominees or these other proposals.

A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How do I vote?

Stockholders of record may vote in person by attending the annual meeting or by completing and returning the proxy card by mail. Your vote is very important, so regardless of whether you plan to attend the annual meeting, we encourage you to vote by proxy as soon as possible.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies on the proxy card will vote your shares as you instruct. If you do not mark a selection, your proxy will be voted as recommended by the board of directors.

You have the following choices in completing your proxy:

•                  You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•                  In voting on the nominees for director, you can either vote “FOR ALL” of the nominees or withhold your vote on the nominees as a group or with respect to any particular nominee.

•                  You may abstain on one or more of the Company’s proposals:  to approve, on a non-binding, advisory basis, the compensation of our named executive officers and to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

•                  You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote (i) to elect all of the nominees as directors, (ii) to approve the compensation of our named executive officers, and (iii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

How do I vote if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank or other nominee, that party will give you instructions for voting your shares.  Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items such as Proposal 3 (ratification of the appointment of KPMG LLP), but will not be allowed to vote your shares with respect to certain “non-discretionary” items such as Proposals 1 (election of directors) and 2 (“say-on-pay”).  In the case of non-discretionary items, in the absence of voting instructions, shares subject to such so-called broker non-votes will not be counted as voted on those proposals and so will have no effect on the vote, but will be counted as present for the purpose of determining the existence of a quorum.  If you do not provide voting instructions to your bank or broker, the organization that holds your shares will not be authorized to vote on Proposals 1 and 2.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: the election of the Class II directors, the advisory vote to approve the compensation of our named executive officers and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.  If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes, so long as you are the record holder. At any time before the vote on a proposal, you can change your vote either by giving us a written notice revoking your proxy card, or by signing, dating and returning to us a new proxy card, or by attending the annual meeting and voting your shares in person. We will honor the proxy card with the latest date.

Proxy revocation notices or new proxy cards should be sent to Citi Trends, Inc. c/o American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

If you hold shares in “street name”, you should contact your broker, bank or other nominee regarding any change in voting instructions.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you have submitted a proxy card if you are a stockholder of record on the record date.  If your shares are held in street name, then you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted by mail.

What do I do if I receive duplicate proxy statements and cards?

You may receive more than one proxy statement, proxy card or annual report. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by American Stock Transfer and Trust Company, our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.

Who will count the votes?

American Stock Transfer and Trust Company will tabulate the votes. Corporate Communications, Inc. will serve as the inspector of election.

Who will conduct this proxy solicitation and who pays for this proxy solicitation?

We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations and other stockholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

In addition, we will request that brokerage houses, banks and other custodians or nominees holding shares in their names for others forward proxy materials to their customers or principals who are the beneficial owners of shares and we will reimburse them for their expenses in doing so.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our board of directors currently consists of six directors, R. Edward Anderson, Brian P. Carney, Laurens M. Goff, Lawrence E. Hyatt, John S. Lupo and Jason T. Mazzola.  Our directors are divided into three classes with staggered three-year terms so that the term of one class expires at each annual meeting of stockholders. Two nominees will be proposed for election as Class II directors at the annual meeting on May 25, 2016.

It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. The elected directors will serve until the annual meeting of stockholders in 2019 or until an earlier resignation or retirement or until their successors are elected and qualify to serve.

The nominees have agreed to be named in this proxy statement, stand for election and serve as directors if elected. However, if for any reason any nominee shall not be a candidate for election as a director at the annual meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our board of directors, or the board may determine to leave the vacancy temporarily unfilled.

Nominees for Election as Class II Directors

Brian P. Carney currently serves as a Class II Director whose term expires at the annual meeting.  Mr. Carney has been nominated by our board of directors to stand for re-election at this annual meeting for a three-year term expiring in 2019.  Mr. Carney currently is Chairman of the Compensation Committee of our board of directors and a member of the Audit Committee and the Nominating and Corporate Governance Committee of our board of directors.  Mr. Carney’s biographical information is set forth in the “Board of Directors and Committees of the Board of Directors” section that follows.

John S. Lupo currently serves as a Class II director whose term expires at the annual meeting.  Mr. Lupo has been nominated by our board of directors to stand for re-election at this annual meeting for a three-year term expiring in 2019.  Mr. Lupo currently is the lead independent director and is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our board of directors.  Mr. Lupo’s biographical information is set forth in the “Board of Directors and Committees of the Board of Directors” section that follows.

The board of directors recommends that stockholders vote “FOR” each of the nominees listed above for election.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

The board of directors does not have a set policy with respect to the separation of the offices of the chairman and chief executive officer, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board.  Mr. Anderson held both offices from January 2012 through his retirement as Chief Executive Officer (“CEO”) in March 2015, at which time he became Executive Chairman of the board in order to provide for an orderly transition of the CEO role to his successor, Jason Mazzola.  As a result, the two offices have been separated since March 2015.  In April 2016, Mr. Anderson transitioned from Executive Chairman to non-executive Chairman.

The Company’s Corporate Governance Guidelines provide for the appointment of a lead independent director at any time when the Chairman is not independent.  The board believes that the appointment of a lead independent director and the use of regular executive sessions of the independent directors, along with the board’s independent committee system and majority of independent directors, allow it to maintain effective oversight of management. The board recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, the board regularly reviews and reassesses its leadership structure.

Our board of directors consists of six directors (Messrs. Anderson, Carney, Goff, Hyatt, Lupo and Mazzola), all of whom, except Messrs. Anderson and Mazzola, have been determined by the board to be independent under NASDAQ listing standards.  Our Second Amended and Restated Certificate of Incorporation divides our board into three classes having staggered terms, with one of such classes being elected each year for a new three-year term.  Our Class I directors, Messers. Goff and Mazzola, have terms expiring in 2018, our Class II directors, Messrs. Carney and Lupo, have terms expiring in 2016, and our Class III directors, Messrs. Anderson and Hyatt, have terms expiring in 2017.

Lead Independent Director

The Company’s independent directors have appointed Mr. Lupo as the board’s lead independent director, and he presides at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors. The board has adopted guidelines that provide for the lead independent director to fulfill the following functions:

•                  Serve as a liaison, as needed, between the directors and the Chairman;

•                  Call meetings of the independent directors, when appropriate;

•                  If requested by Company management or stockholders, ensure that he or she is available, as appropriate, for consultation with management and/or direct communication with stockholders;

•                  Be the focal point for stockholder communications addressed to independent directors;

•                  Recommend the retention of outside advisors who report directly to the Board as he or she may determine is necessary or appropriate; and

•                  Assist in the annual evaluation of the Chief Executive Officer, and, if an officer other than the Chief Executive Officer is serving as Chairman of the Board, such other officer. For the officer serving as Chairman of the Board, such evaluation shall include an evaluation of such officer’s effectiveness as Chairman of the Board and as an officer of the Company and an annual evaluation of his or her interactions with directors and ability to provide leadership and direction to the full Board.

Directors

The following sets forth selected biographical information for our directors.

Nominees for Class II Directors.

Brian P. Carney.  Mr. Carney, age 55, has served as a director since 2007, and is Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee.  Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of BI-LO Holding, LLC, a grocery retailer, a position he has held since 2005.  Prior to that time, Mr. Carney served as Executive Vice President and Chief Financial Officer of Jo-Ann Stores, Inc., a specialty retailer, from 1997 to 2005, as Senior Vice President of Finance of Revco, D.S., Inc., a drug store retailer, from 1989 to 1997, and as an Audit Manager with Arthur Andersen & Co., a public accounting firm, from 1982 to 1989.

On March 23, 2009, BI-LO Holding, LLC filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  BI-LO Holding, LLC emerged from Chapter 11 through a plan of reorganization on May 12, 2010.

In determining that Mr. Carney should continue serving as one of our directors, the board considered in particular his financial, accounting and audit experience with publicly reporting retail companies and a public accounting firm, as well as his performance as a member of the board of directors of Citi Trends.  His financial background is such that he is considered to be an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”).

John S. Lupo.  Mr. Lupo, age 69, has served as a director since 2003, and is the lead independent director, as well as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  Mr. Lupo was a principal in the consulting firm, Renaissance Partners, LLC, from 2000 through 2008.  From 1998 through 1999, Mr. Lupo served as Executive Vice President of Basset Furniture. From 1996 until 1998, Mr. Lupo served as the Chief Operating Officer of the International Division of Wal-Mart Stores Inc., and from 1990 until 1996, Mr. Lupo served as Senior Vice President and General Merchandise Manager of Wal-Mart Stores, Inc.  Mr. Lupo also served as a director of Cobra Electronics Corporation from 2007 to 2014, as a director of AB Electrolux from 2007 to 2012 and as a director of Spectrum Brands Inc. (formerly Rayovac Corporation) from 1998 to 2009.

In determining that Mr. Lupo should continue serving as one of our directors, the board considered in particular his retail merchandising and operational experience with Wal-Mart Stores, Inc. and as a consultant with Renaissance Partners, LLC, as well as his performance as a member of the board of directors of Citi Trends.

Continuing Class III Directors with terms expiring in 2017.

R. Edward Anderson.  Mr. Anderson, age 66, has served as a director since 2001 and as Chairman of the board of directors since May 2006, including service as Executive Chairman from April 2009 to April 2010, from October 2011 to January 2012 and from March 2015 through April 2, 2016.  He served as CEO of the Company from 2001 to April 2009 and returned to that position from January 2012 to March 2015.  From 1997 to 2001, Mr. Anderson was Chief Financial Officer of Variety Wholesalers, Inc., an operator of discount stores.  Prior to 1997, Mr. Anderson served as Chairman, President and Chief Executive Officer of Rose’s Stores, Inc., a discount retailer.

In determining that Mr. Anderson should continue serving as one of our directors, the board considered in particular his in-depth knowledge of Citi Trends attained from his tenure of more than ten years as CEO and fourteen years as a director.  In addition, the board considered his experience as CFO, CEO and chairman of other discount retailers prior to joining Citi Trends.

Lawrence E. Hyatt.  Mr. Hyatt, age 61, has served as a director since 2006, and is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee.  Mr. Hyatt has served as the Senior Vice President and Chief Financial Officer of Cracker Barrel Old Country Store, Inc., a restaurant and retail company, since January 2011.  Cracker Barrel Old Country Store, Inc. has announced that Mr. Hyatt will retire on or before August 5, 2016.  From 2004 through 2010, Mr. Hyatt served as the Chief Financial Officer, Secretary and Treasurer of O’Charley’s Inc., a multi-concept restaurant company.  He also served as Interim Chief Executive Officer of O’Charley’s Inc. from February 2009 through June 2009.  Mr. Hyatt served as the Executive Vice President and Chief Financial Officer of Cole National Corporation, a specialty retailer, from 2002 to 2004, as Chief Financial and Restructuring Officer of PSINet Inc., an internet service provider, from 2000 to 2002, as Chief Financial Officer of HMS Host Corporation, a subsidiary of Autogrill S.p.A., from 1999 to 2000, and as Chief Financial Officer of Sodexho Marriott Services, Inc. and its predecessor company from 1989 to 1999.

In determining that Mr. Hyatt should continue serving as one of our directors, the board considered in particular his experience as a public company CFO and his retail background.  His financial background is such that he is considered to be an “audit committee financial expert” as defined by the rules of the SEC and, as a result, the board named him Chairman of the Audit Committee.  In addition, the board considered his performance as a director of Citi Trends.

Continuing Class I Directors with terms expiring in 2018

Laurens M. Goff.  Mr. Goff, age 43, has served as a director since November 2013, and is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee.  Mr. Goff is a co-founder and Managing Partner of Stone-Goff Partners, a private equity firm founded in 2010 that is focused on investing in private companies in the lower middle market.  Prior to that, he was Managing Partner of Goff Management, a predecessor firm, which he founded in 2007.  Mr. Goff began his career in the investment banking division of Furman Selz LLC.  He subsequently joined Hampshire Equity Partners, a middle market buyout firm, where he spent over eight years sourcing, executing and managing private equity investments, including Citi Trends prior to its initial public offering in 2005.

In determining that Mr. Goff should serve as one of our directors, the board considered in particular his business and financial experience described above, as well as his knowledge of Citi Trends attained from serving as a director over the past two years and prior to the Company’s initial public offering.

Jason T. Mazzola.  Mr. Mazzola, age 46, has served as President and Chief Executive Officer and as a director since March 2015.  Mr. Mazzola served as Executive Vice President and Chief Merchandising Officer of the Company from February 2012 to March 2015.

From May 2011 to February 2012, Mr. Mazzola was the Chief Merchandising Officer of ideeli Inc., an online apparel retailer.  From November 2009 to May 2011, Mr. Mazzola served as a consultant and Executive Vice President of Sales and Design for Long Street Industries Inc., an apparel wholesaler.  From 2001 to 2009, as well as from 1993 to 1996, Mr. Mazzola was employed in various merchandising positions with TJX Companies, Inc., including Senior Vice President/General Merchandise Manager-Ladies Sportswear, Shoes, Domestics and Giftware of the A. J. Wright division.

In determining that Mr. Mazzola should serve as one of our directors, the board considered in particular his knowledge of Citi Trends attained from serving as an officer of the Company over the last four years and his merchandising experience with other retailers obtained over the course of 20 years prior to joining the Company in 2012.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing our exposure to risk, while the board of directors is responsible for providing oversight of risk management.  The oversight role performed by the board and its committees includes, among other things, the following:

•                  Review of risks associated with our long-term strategic plan and annual budgets;

•                  Meetings with various members of management regarding initiatives being undertaken in their areas, including, among others, merchandising, real estate, finance, human resources and information services;

•                  Private meetings with our independent registered public accounting firm, our Chief Financial Officer, and our Director of Internal Audit and Loss Prevention;

•                  Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10-K;

•                  Review and approval of our Investment Policy; and

•                  Review of legal matters

Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each have responsibility for addressing risks inherent within their areas of oversight.  In accordance with its charter, the Audit Committee is responsible for assisting the board with its oversight of our overall risk management profile and our financial reporting risks.  The Compensation Committee’s responsibilities related to risk include ensuring that compensation policies have a fair balance of risk and reward.  The Nominating and Corporate Governance Committee’s primary risk-related responsibilities deal with the development and recommendation of appropriate corporate governance guidelines and oversight to ensure compliance with such guidelines.  Each of the committee chairs regularly reports to the board regarding significant issues addressed.

Risk and Employee Compensation

We believe that Citi Trends’ compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.  Instead, we believe that our compensation structure encourages a fair balance of risk and reward.  The process undertaken by the board to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based.  In addition, the board participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board.  As a retail company operating only one store concept, we are not subject to many of the issues that cause employees in other industries to take excessive and unnecessary risks in order to maximize their compensation.  We believe that the components of our employee-wide compensation program are consistent in form with similar companies.  Also, the performance targets for our named executive officers are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short-term to earn cash incentives at the risk of achieving long-term success.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised solely of the independent members of our board of directors, Messrs. Carney, Goff, Hyatt and Lupo.

Audit Committee

The Audit Committee, currently consisting of all four of the Company’s independent directors, reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accounting firm. The current members of the Audit Committee satisfy NASDAQ’s audit committee member independence requirements. Mr. Hyatt is the Chairman of the Audit Committee.  The board of directors has determined that Mr. Hyatt and Mr. Carney are “audit committee financial experts” as defined by the rules of the SEC.  During fiscal 2015, the Audit Committee met 9 times.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, and audits of the Company’s financial statements, on behalf of the board of directors.  The principal duties and responsibilities of our Audit Committee, among other things, are to:

•                  have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;

•                  discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;

•                  review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;

•                  review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;

•                  review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and

•                  establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm, or the performance of the internal audit function. The Audit Committee’s work is guided by a written charter which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available on the Company’s website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee, currently consisting of all four of the Company’s independent directors, reviews and determines the compensation and benefits of the Company’s executive officers and administers our incentive and equity-based compensation plans. The current members of the Compensation Committee satisfy NASDAQ’s compensation committee member independence requirements.  Mr. Carney is the Chairman of the Compensation Committee. The Compensation Committee has adopted a formal charter which is available on our corporate website at http://www.cititrends.com.  During fiscal 2015, the Compensation Committee met 6 times.  The principal duties and responsibilities of our Compensation Committee, among other things, are to:

•                  review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve the CEO’s compensation based on such evaluation;

•                  make recommendations to our board of directors regarding compensation for our other executive officers, including the salaries and awards under our incentive compensation plans and equity-based plans;

•                  review and administer the Company’s incentive and equity-based compensation plans;

•                  review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors;

•                  oversee, in consultation with management, regulatory compliance with respect to compensation matters;

•                  review the Company’s overall compensation systems and determine whether any incentive compensation arrangements encourage excessive risk-taking;

•                  review and approve any severance or similar termination payments proposed or made to any of our current or former executive officers; and

•                  review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.  In addition, the Compensation Committee has delegated limited authority to a committee consisting of our CEO to grant awards under the 2012 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities.  The Compensation Committee has engaged Hay Group (the “Compensation Consultant”) to provide advice on the Company’s executive and director compensation practices.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee.  See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of all four of the Company’s independent directors.  Mr. Goff is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a formal charter which is available on our corporate website at http://www.cititrends.com.  During fiscal 2015, the Nominating and Corporate Governance Committee met 5 times.  The principal duties and responsibilities of our Nominating and Corporate Governance Committee, among other things, are to:

•                  review the composition of our board of directors and committee structure and evaluate the performance of the board, its directors and its committees;

•                  identify individuals qualified to become board members, consistent with criteria approved by our board of directors;

•                  select and recommend individuals as nominees to serve as directors at annual meetings of our stockholders and nominate individuals to fill any vacancies;

•                  develop and recommend to the board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles; and

•                  review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of The NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;

•                  compliance with applicable laws, rules and regulations, including insider trading compliance; and

•                  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct and Ethics is available on our corporate website at http://www.cititrends.com. In the event of any amendment or waiver of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website.  Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct and Ethics.

Stock Ownership Guidelines for Directors and Executives

In order to align the financial interests of our directors and certain executive officers with the long-term interests of our stockholders, we have Stock Ownership Guidelines (the Guidelines).  Under the Guidelines in effect as of January 30, 2016, each of our non-employee directors is expected to retain all of his or her shares of common stock (except for shares withheld to pay withholding taxes) until they attain stock ownership with a fair market value equal to at least two times the annual base cash retainer paid to directors (excluding committee and attendance fees).  Mr. Anderson, our Executive Chairman as of January 30, 2016, Mr. Mazzola, our President and Chief Executive Officer, and Bruce D. Smith, our Chief Operating Officer and Chief Financial Officer, were each similarly expected to retain shares equal to three times annual base salary.  Shares owned directly or indirectly count toward meeting the Guidelines; however, shares of unvested time-based restricted stock and unearned performance shares do not count.  As of January 30, 2016, each of our non-employee directors, with the exception of Mr. Goff who joined the board in November 2013, owned shares with a fair market value in excess of the Guidelines’ requirements and are, therefore, in compliance with the Guidelines.  Mr. Goff has not disposed of any shares since joining the board, therefore, he is also in compliance with the Guidelines.  As of January 30, 2016, Mr. Anderson owned shares with a fair market value in excess of the Guidelines’ requirements.  Mr. Mazzola and Mr. Smith had not yet accumulated enough shares under the requirements; however, they have not disposed of any shares (other than shares withheld to pay withholding taxes) since being promoted to their respective positions, therefore, they are also in compliance with the Guidelines.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Attendance of Directors

During fiscal 2015, the board of directors held 11 meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he or she served, which meetings were held when he or she was a director.

Policies Relating to our Board of Directors

Nomination and Selection of Directors

Our Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business before it would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

•                  demonstrates personal integrity and moral character;

•                  shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;

•                  possesses relevant business or professional experience, technical expertise or specialized skills;

•                  exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and

•                  maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy with regard to the consideration of diversity in identifying director candidates; however, our Corporate Governance Guidelines state that the committee will review candidates’ experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the board.  Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all of these factors pertaining to a candidate may complement or supplement those skills of other board members.  This helps to explain how our board, consisting of six members, represents such a wide range of experiences, including executive, financial, merchandising, retail operations and distribution.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources.  Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Secretary of the Company at: Stockholder Nominations, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary not less than ninety (90) calendar days and not more than one hundred twenty (120) calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission must also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate and must also comply with the requirements of our bylaws.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, the non-management directors as a group or individual directors. All communications should be in writing and should be directed to the Secretary of the Company at: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of the individuals who were directors at the time of the 2015 annual meeting of stockholders attended such meeting.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors.  Management has primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting.  The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at http://www.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2015 fiscal year. The Audit Committee has also discussed with KPMG LLP, the Company’s independent registered public accounting firm during the 2015 fiscal year, the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 for filing with the SEC.

Submitted by the Audit Committee of the board of directors:

Lawrence E. Hyatt, Chairman

Brian P. Carney

Laurens M. Goff

John S. Lupo

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that disclosure with management.  Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2016 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Submitted by the Compensation Committee of the board of directors:

Brian P. Carney, Chairman

Laurens M. Goff

Lawrence E. Hyatt

John S. Lupo

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position
Jason T. Mazzola	46	President, Chief Executive Officer and Director
Bruce D. Smith	57	Chief Operating Officer and Chief Financial Officer
Ivy D. Council	59	Executive Vice President of Human Resources and Chief Compliance Officer
James A. Dunn	59	Senior Vice President of Store Operations
Charles D. Crowell	63	Senior Vice President of Supply Chain

The following sets forth selected biographical information for our executive officers who are not directors.

Bruce D. Smith. Mr. Smith has served as our Chief Operating Officer and Chief Financial Officer since March 2015.  Mr. Smith served as our Executive Vice President and Chief Financial Officer from March 2010 to March 2015 and as our Senior Vice President and Chief Financial Officer from April 2007 to March 2010.  From 2005 to March 2007, Mr. Smith served as Executive Vice President, Chief Financial Officer and Treasurer of Hancock Fabrics, Inc. (“Hancock”), a specialty retailer of fabrics and related accessories, and served as the Senior Vice President, Chief Financial Officer and Treasurer of Hancock from 1996 until 2005.  From 1991 to 1996, Mr. Smith served as Executive Vice President and Chief Financial Officer of Fred’s, Inc.  From 1980 to 1991, Mr. Smith was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Smith is a certified public accountant.

On March 21, 2007, Hancock, for which Mr. Smith served as an executive officer as described above, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  On August 1, 2008, Hancock’s plan of reorganization became effective and Hancock emerged from bankruptcy protection.

Ivy D. Council. Ms. Council has served as our Executive Vice President of Human Resources and Chief Compliance Officer since March 2012 and as our Senior Vice President of Human Resources since January 2007.  In 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy’s, Inc.  From 2003 to 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and as a director of such entity from 2001 through 2002.  Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores.

James A. Dunn. Mr. Dunn has served as our Senior Vice President of Store Operations since 2006 and as our Vice President of Store Operations since 2001. From January to April 2001, Mr. Dunn was our Director of Training and Development and from 2000 to 2001, was one of our Regional Managers. Prior to joining us, Mr. Dunn was a Store Manager at Staples from 1999 to 2000. Prior to that, Mr. Dunn was a Regional Manager at Dress Barn, where he supervised 77 stores and 10 district managers.

Charles D. Crowell. Mr. Crowell has served as our Senior Vice President of Supply Chain since April 2011. From 2004 to March 2011, Mr. Crowell served as Vice President, Distribution for Hecht’s, a division of May Department Stores Company, and Macy’s, Inc. upon the merger of the two companies.  Mr. Crowell served as Vice President, Distribution Services for The Home Depot from 1997 to 2002 where he was responsible for the operations of a worldwide network of 62 distribution facilities. Prior to that, Mr. Crowell served as Vice President of Transportation and Distribution for Best Products.

Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions.  This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2015 to the following individuals, whom we refer to as our named executive officers (positions shown are those held by the respective officers during fiscal 2015):

•                  R. Edward Anderson, our Chief Executive Officer through March 21, 2015 and the Executive Chairman of our board of directors from March 22, 2015 through April 2, 2016,

•                  Jason T. Mazzola, our President and Chief Executive Officer,

•                  Bruce D. Smith, our Chief Operating Officer and Chief Financial Officer,

•                  Ivy D. Council, our Executive Vice President of Human Resources and Chief Compliance Officer,

•                  James A. Dunn, our Senior Vice President of Store Operations, and

•                  Charles D. Crowell, our Senior Vice President of Supply Chain.

The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2015

In 2015, the Company’s net income increased more than 70% to $15.5 million, or $1.03 per diluted share.  A 140 basis point improvement in cost of sales as a percentage of sales, together with a 1.9% increase in total sales, contributed to the higher level of earnings.  As discussed in the “Annual Cash Incentives” section below, we attained 109.5% of our Adjusted EBITDA target, resulting in cash incentives being paid to our named executive officers at a rate equal to 115% of the target award.  Our compensation program is designed to link the interests of management and stockholders, such that the achievement of challenging goals results in rewards for our executive officers.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on June 3, 2015, over 98% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2015 proxy statement.  The Board and the Compensation Committee appreciate and value the views of our stockholders.  In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2016 as a result of this advisory vote.  Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

At the annual meeting of stockholders on May 25, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur annually.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce.  In furtherance of those goals, our compensation program is designed to:

•                  enable the Company to attract, retain and motivate a team of high quality executives who will create long-term stockholder value;

•                  create opportunities to participate in the ownership of the Company and to share in the value the executives help create; and

•                  provide rewards that are proportional to each executive’s contribution to our success.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level.  Our management team and Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company.  The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and after having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors.  Our CEO is not involved with any aspect of determining his own compensation.  The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties.  As discussed in further detail in the following section, the committee engaged Hay Group in 2014 to provide an analysis of the Company’s compensation practices and to provide the Committee with survey data and an update on current compensation trends.  The Compensation Committee has assessed the independence of Hay Group against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Hay Group from independently representing the Compensation Committee.  The Hay Group does not have any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty apparel retailers that are similar in size to the Company.  The peer group used by the Compensation Consultant in the 2014 peer group analysis consisted of the apparel retailers indicated below.  The Compensation Committee believes that the companies comprising this peer group represent appropriate comparisons due to the similarity in business and financial characteristics.

bebe stores, inc.	Gordmans Stores, Inc.
Body Central Corp.	New York & Company, Inc.
The Buckle Inc.	Pacific Sunwear of California, Inc.
The Cato Corporation	Shoe Carnival, Inc.
Christopher & Banks Corporation	Stage Stores, Inc.
Destination Maternity Corporation	Stein Mart, Inc.
Destination XL Group, Inc.	The Wet Seal, Inc.
The Finish Line, Inc.	Zumiez Inc.
Francesca’s Holdings Corporation

The Compensation Committee also reviewed compensation information provided by the Compensation Consultant in 2014 from a survey of more than 130 retail companies, including four of the companies in our peer group. The Compensation Committee found in 2014 that for executive officers other than our Chief Executive Officer, Chief Financial Officer, and, formerly, our Chief Merchandising Officer, the retail company surveys provided better, more comparable, data than the more limited peer group analysis. The Compensation Consultant’s analysis focused on the following areas of compensation:

•                  base salary,

•                  annual cash incentives,

•                  total cash compensation (the sum of base salary and annual cash incentives),

•                  long-term equity incentives (a variable incentive vesting over a multi-year period), and

•                  total direct compensation (the sum of total cash compensation and long-term equity incentives).

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail survey.  Instead, the use of the data as a guide is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation.  The 2014 analysis by the Compensation Consultant indicated that total direct compensation at target levels for the majority of our executive officers was at or below median in relation to the peer group or retail survey, as applicable.

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements:  base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries fulfill the fixed portion of our compensation program.  Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year and over a number of years, and changes in responsibilities, if any.  After considering these factors and considering the increased responsibilities for Messrs. Mazzola and Smith in connection with their promotions, the Compensation Committee approved adjustments to certain of our named executive officers’ base salaries in March 2015 as shown below:

Name and Principal Position during	Fiscal 2014	Fiscal 2015
fiscal 2015	Base Salary Rate	Base Salary Rate	% Change

R. Edward Anderson (1)	$720,000	$350,000	-51.4%
Executive Chairman of the board of directors

Jason T. Mazzola (2)	$400,000	$500,000	25.0%
President and Chief Executive Officer

Bruce D. Smith (3)	$359,000	$450,000	25.3%
Chief Operating Officer and
Chief Financial Officer

Ivy D. Council	$298,000	$306,000	2.7%
Executive Vice President of Human Resources
and Chief Compliance Officer

James A. Dunn	$277,000	$284,000	2.5%
Senior Vice President of Store Operations

Charles D. Crowell	$262,000	$266,000	1.5%
Senior Vice President of Supply Chain

(1)         Mr. Anderson retired as CEO on March 21, 2015, at which time he became Executive Chairman of the board of directors.

(2)         Mr. Mazzola was promoted to President and Chief Executive Officer on March 22, 2015.

(3)         Mr. Smith was promoted to Chief Operating Officer and Chief Financial Officer on March 22, 2015.

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, of which the most important are (1) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (2) Adjusted EBITDA, which is comprised of EBITDA, as adjusted for asset impairment expense, a non-cash charge similar in certain respects to depreciation, and certain other unusual items.  The Company’s performance in these areas allows us to evaluate the Company’s success in any given year.  The Company’s success and performance impacts our compensation decisions with respect to our executive officers.  Our annual cash incentives are directly tied to these financial metrics, and we believe the future value of long-term equity incentives is linked to such metrics.

Our annual cash incentive program provides our executive officers with an opportunity to earn cash awards based on the achievement of our budgeted goal for Adjusted EBITDA. Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year to be a meaningful challenge to our executive officers. The budgeted Adjusted EBITDA that represents our goal considers many key operating and financial factors, including the following:

•                  Store selling square footage;

•                  Comparable store sales;

•                  Average sales per store;

•                  Gross margin;

•                  Store and distribution operating expenses as a percentage of sales; and

•                  Corporate expenses.

Our CEO recommends a target award for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant and, together with the Compensation Committee, determines the appropriate target award for each executive.  For fiscal 2015, each executive officer’s target award (as a percentage of base salary) was as follows:

Name	Target Award
Mr. Anderson	100%
Mr. Mazzola	100%
Mr. Smith	80%
Ms. Council	65%
Mr. Dunn	50%
Mr. Crowell	50%

The annual cash incentive program is directly linked to our budget, such that if the Company achieves 100% of its budgeted Adjusted EBITDA, it is expected that the executive officers would receive 100% of their target award.  Items such as unplanned and significant costs related to litigation, claim judgments or settlements are excluded from both the budget and actual amounts used in the cash incentive calculation.  Since the calculation of cash incentives is based on performance versus budget, the exclusion of items such as these ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

There is a scale in place that dictates payment of annual cash incentives in the event that actual Adjusted EBITDA as a percentage of budgeted Adjusted EBITDA is between the threshold and maximum levels of the scale.  For 2015, if actual EBITDA was equal to 90% of budget (threshold), then 50% of the target award was to be paid, while if it was equal to or greater than 140% of budget (maximum), then 200% of the target award was to be paid.  In 2015, the Adjusted EBITDA budget was $38,686,000, representing a 23.3% increase over 2014’s actual Adjusted EBITDA.  As described in the preceding paragraph, the budgeted amount for legal settlement and related costs (totaling $200,000) was excluded from the budget used in the incentive calculation, resulting in a performance target for incentive purposes of $38,886,000.  Actual Adjusted EBITDA for fiscal 2015 was $42,794,000.  The exclusion of actual 2015 expense or income related to settlement and legal costs (income totaling $218,000) resulted in actual performance for incentive purposes of $42,576,000, or 109.5% of the performance target.  As prescribed by the scale, achieving 109.5% of the performance target resulted in cash incentives equal to 115% of the target award being payable to the executive officers.

The graph below reflects the various potential payout levels at different levels of performance:

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table elsewhere in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of each equity grant is within the discretion of the Compensation Committee and is based on recommendations made by our CEO (with respect to executives other than the CEO), which take into account the executive’s past performance, the executive’s position within the Company, and an evaluation of other elements of compensation provided to the executive officer.  The committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of restricted stock and restricted stock units provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives.  In 2015, the CEO received long-term equity incentives with a total value equal to 100% of base pay, split equally between restricted shares that vest based on continued future employment with the Company and restricted stock units that vest based on the achievement of performance criteria. The 2015 grant for Bruce Smith had a total value equal to 80% of base pay, split equally between time-based restricted shares and performance-based restricted stock units.  The 2015 grants for Ivy Council, Jim Dunn and Charles Crowell each consisted of time-based restricted shares with values determined as a percentage of base pay, equal to 65% for Ms. Council (executive vice president) and 50% for Messrs. Dunn and Crowell (senior vice presidents).  As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting period for the 2015 time-based grants was set as three equal installments on the first three anniversaries of the grant date.  The vesting for performance-based grants to Mr. Mazzola and Mr. Smith were set to occur in increments of 25% each if the Company’s stock price reaches $27.00; $29.25; $31.50; and $33.50 for twenty consecutive trading days at any time during the three years after the grant date.  The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.  For more information regarding these long-term incentives granted to our named executive officers in fiscal 2015, please see “Grants of Plan-Based Awards

Table for Fiscal Year 2015” and “Outstanding Equity Awards at 2015 Fiscal Year-End Table” and the related footnotes elsewhere in this proxy statement.

Other Benefits

Retirement.  We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate.  We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites.  During fiscal 2015, the Company provided Mr. Anderson with a travel allowance, Mr. Mazzola with reimbursements of commuting expenses and Mr. Dunn with the use of a Company car.  Each executive officer also received life/long-term disability insurance coverage.  We did not provide any other special benefits or perquisites to our executive officers.  We believe these perquisites are reasonable in light of peer group practices.  We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements.  We have entered into severance agreements with all of the named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company.  Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a change in control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers.  The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates.  Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March.  Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards.  The Company makes an effort to issue the annual grants each March after the Company’s fourth quarter earnings release, in order to allow time for the release to be disseminated to the investment community.

Stock Ownership Guidelines

As described above under “Stock Ownership Guidelines for Directors and Executives” in “Board of Directors and Committees of the Board of Directors”, certain of our executives are expected to retain all shares of common stock (except for shares withheld to pay withholding taxes) until such point that the owned stock has a fair market value equal to at least three times annual base salary.

Compensation Recoupment (“Clawback”) Policy

In November 2014, the board adopted the Citi Trends, Inc. Compensation Recoupment Policy (the “Clawback Policy”).  Pursuant to the Clawback Policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Compensation Committee will review the incentive compensation, including equity awards and non-equity incentive compensation, that the Company’s executive officers received or realized based on the erroneous financial results reported by the Company (“covered compensation”). If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Committee will, as and to the extent it deems appropriate and as permitted by applicable law, recoup any portion of covered compensation paid in excess of what would have been paid based on the restated financial results. The Compensation Committee shall seek recovery from any executive officer whose misconduct is determined by the Compensation Committee to have caused or contributed to the requirement for the restatement, unless the Compensation Committee determines that the cost of recovery would exceed the amount sought to be recovered. The Clawback Policy applies to all current and former executive officers of the Company.

This Clawback Policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002.  The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy; Policy on Pledging

We have an insider trading policy that sets forth guidelines and restrictions applicable to transactions involving our stock by directors, officers and employees.  Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities.  These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed.  The insider trading policy also prohibits directors and officers from engaging in short sales of the Company’s securities.

Our insider trading policy, which is available on our corporate website at http://www.cititrends.com, prohibits any pledging of the Company’s securities as collateral for a loan by a director or executive officer.

Tax and Accounting Considerations

The accounting treatment of compensation has been a factor in determining the type of equity awards to grant to our executive officers.  Prior to fiscal 2007, the favorable accounting treatment of stock options played an important role in the Company’s decision to use this form of equity award.  However, following the adoption of new accounting regulations requiring the recording of stock-based compensation expense, the Company reevaluated its equity grant practices, and in fiscal 2007 shifted to restricted stock as its primary form of equity award, as discussed above.

It is the Compensation Committee’s intent to maximize tax deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.  No deductions for compensation paid for 2015 were limited under Section 162(m) of the Code, with the exception of $695,230 paid to Mr. Mazzola and $56,535 paid to Mr. Smith.

2015 Fiscal Year Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2013, 2014 and 2015.

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)

R. Edward Anderson (4)	2015	399,808	—	60,000	402,500	15,199	877,507
Former Chief Executive Officer	2014	718,846	—	763,000	1,440,000	39,564	2,961,410
	2013	700,000	—	639,000	569,100	38,270	1,946,370

Jason T. Mazzola (5)	2015	486,538	—	442,189	575,000	50,548	1,554,275
President and Chief Executive Officer	2014	399,423	—	260,000	520,000	56,156	1,235,579
	2013	389,135	—	253,500	206,096	53,157	901,888

Bruce D. Smith (6)	2015	437,750	—	318,375	414,000	4,197	1,174,322
Chief Operating Officer and Chief Financial Officer	2014	358,481	—	233,350	466,700	4,108	1,062,639
	2013	349,135	—	335,500	184,958	3,698	873,291

Ivy D. Council	2015	305,539	—	198,900	228,735	5,376	738,550
Executive Vice President of Human Resources and Chief Compliance Officer	2014	297,539	—	193,700	387,400	5,287	883,926
	2013	289,423	—	296,500	153,251	5,312	744,486

James A. Dunn	2015	283,596	—	142,000	163,300	12,411	601,307
Senior Vice President of Store Operations	2014	276,596	—	138,500	277,000	10,923	703,019
	2013	269,423	—	243,000	109,755	10,459	632,637

Charles D. Crowell	2015	265,769	—	133,000	152,950	8,914	560,633
Senior Vice President of Supply Chain

(1)         Reflects the grant-date fair value of restricted stock awards and restricted stock units computed in accordance with FASB ASC Topic 718.  The fair value of time-based grants of restricted stock is based on the Company’s stock price at the close of business on the date of grant, and the fair value of performance-based grants of restricted stock units is estimated using a lattice model with the following assumptions for 2015 (1) risk-free rate of return: 1.0%; (2) volatility: 39%; and (3) term: three years.  The aggregate grant date fair value of the awards to Mr. Mazzola and Mr. Smith, assuming the highest level of performance conditions will be achieved under their performance-based restricted stock units, is $500,000 and $360,000, respectively.

(2)         Reflects the value of cash incentive compensation earned under our annual cash incentive program.

(3)         Other Compensation in 2015 for Mr. Anderson includes a travel allowance of $9,000 and for Mr. Mazzola reimbursements for commuting expense totaling $42,813.  Mr. Dunn’s Other Compensation in 2015 includes $8,622 related to the use of a Company car.  Additionally, 2015 Other Compensation includes amounts for each officer related to life/long-term disability insurance coverage and amounts for Mr. Mazzola, Mr. Smith, Ms. Council, Mr. Dunn, and Mr. Crowell representing the Company’s 401(k) matching contributions.

(4)         Mr. Anderson retired from the position of Chief Executive Officer effective March 21, 2015, but continued as an employee of the Company in fiscal 2015, serving as Executive Chairman of the Board of Directors.

(5)         Mr. Mazzola was promoted to President and Chief Executive Officer on March 22, 2015.

(6)         Mr. Smith was promoted to Chief Operating Officer and Chief Financial Officer on March 22, 2015.

Grants of Plan-Based Awards Table for Fiscal Year 2015

The following table sets forth the individual grants of awards made to each of our named executive officers during fiscal year 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	Stock or Units (#) (3)	Option Awards ($) (4)

Mr. Anderson		175,000	350,000	700,000
	03/19/15							2,348	60,000

Mr. Mazzola		250,000	500,000	1,000,000
	03/19/15							9,781	250,000
	03/19/15					9,781			192,189

Mr. Smith		180,000	360,000	720,000
	03/19/15							7,043	180,000
	03/19/15					7,042			138,375

Ms. Council		99,450	198,900	397,800
	03/19/15							7,782	198,900

Mr. Dunn		71,000	142,000	284,000
	03/19/15							5,556	142,000

Mr. Crowell		66,500	133,000	266,000
	03/19/15							5,204	133,000

(1)             Represents threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal year 2015 performance.  For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement.  In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)             Reflects the target payout level of performance-based restricted stock units that vest in 25% increments if the Company’s stock price reaches $27.00, $29.25, $31.50 and $33.50 for twenty consecutive trading days during the three years following the grant date.

(3)             Represents awards of time-based restricted stock under the 2012 Incentive Plan, which vest in three equal installments on the first three anniversaries of the grant date.

(4)             Reflects the grant-date fair value of restricted stock awards and restricted stock units computed in accordance with FASB ASC Topic 718.  The fair value of time-based grants of restricted stock is based on the Company’s stock price at the close of business on the date of grant, and the fair value of performance-based grants of restricted stock units is estimated using a lattice model with the following assumptions: (1) risk-free rate of return: 1.0%; (2) volatility: 39%; and (3) term: three years.

Employment Agreements

In January 2012, the Compensation Committee of our board of directors approved Mr. Anderson’s compensation upon his return to the position of CEO, providing for an annual gross starting salary of $700,000 and participation in our annual bonus plan for management.  Letter agreements with Mr. Smith (March 2007), Ms. Council (December 2006), Mr. Crowell (February 2011) and Mr. Mazzola (January 2012) provided for an annual gross starting salary of $250,000, $200,000, $245,000 and $375,000, respectively, and participation in our annual bonus plan.  The letter agreements may be terminated by the executive or us at any time for any reason or no reason.  See “Potential Payments Upon Termination or Change in Control” for further information concerning severance agreements and employment non-compete, non-solicit and confidentiality agreements between the Company and each of the named executive officers.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units outstanding as of January 30, 2016 for each of our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Mr. Anderson	—		—	—	—	16,842	(4)	347,956	—		—
						12,963	(5)	267,816

Mr. Mazzola	—		—	—	—	9,781	(6)	202,075	9,781	(8)	202,075
						10,136	(4)	209,410
						7,824	(5)	161,644

Mr. Smith	—		—	—	—	7,043	(6)	145,508	7,042	(8)	145,488
						9,098	(4)	187,965
						10,355	(5)	213,934
						7,126	(7)	147,223

Ms. Council	2,000	(2)	—	38.40	1/8/2017	7,782	(6)	160,776	—		—
						7,552	(4)	156,024
						9,151	(5)	189,060
						6,366	(7)	131,522

Mr. Dunn	2,500	(3)	—	41.35	3/17/2016	5,556	(6)	114,787	—		—
						5,400	(4)	111,564
						7,500	(5)	154,950
						5,262	(7)	108,713

Mr. Crowell	—		—	—	—	5,204	(6)	107,515	—		—
						5,107	(4)	105,511
						7,269	(5)	150,178
						2,178	(7)	44,997

(1)             Market value is based on the closing stock price of $20.66 on January 29, 2016, the last trading day of our 2015 fiscal year.

(2)             Stock options were awarded on January 8, 2007 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(3)             Stock options were awarded on March 17, 2006 under the 2005 Long-Term Incentive Plan and vested in four equal installments on the first four anniversaries of the grant date.

(4)             Restricted shares were awarded on March 20, 2014 under the Citi Trends, Inc. 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.

(5)             Restricted shares were awarded on March 19, 2013 under the Citi Trends, Inc. 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.

(6)             Restricted shares were awarded March 19, 2015 under the Citi Trends, Inc. 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.

(7)             Restricted shares were awarded on May 23, 2012 under the Citi Trends, Inc. 2012 Incentive Plan and vest in four equal installments beginning March 20, 2013 and on March 20th of each of the three years thereafter.

(8)             Restricted stock units were awarded on March 19, 2015 under the Citi Trends, Inc. 2012 Incentive Plan.  These units are payable in shares of Common Stock and will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days.  The restricted stock units expire if the threshold amounts are not reached prior to March 19, 2018.

Option Exercises and Stock Vested Table for Fiscal Year 2015

The following table sets forth information concerning each exercise of stock options and vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Mr. Anderson	—	—	27,700	711,865
Mr. Mazzola	—	—	42,893	1,146,610
Mr. Smith	—	—	24,274	618,787
Ms. Council	—	—	20,688	528,362
Mr. Dunn	5,000	61,012	16,802	428,677
Mr. Crowell	—	—	13,382	345,000

(1)         Reflects the excess of the fair market value of the underlying shares at the time of exercise over the exercise price of the options.

(2)         Reflects the fair market value of the shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers.  Each severance agreement provides that if the Company terminates an executive’s employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary.

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

The Company has also entered into an Employment Non-Compete, Non-Solicit and Confidentiality Agreement with each of the named executive officers.  Each non-compete agreement provides that upon a separation from the Company, the executive will not disclose confidential information relating to the Company, will not compete with the Company or render similar services to a competitor of the Company for a period of one year, will not solicit any vendor or supplier of merchandise to the Company on behalf of a competitor for a period of two years and will not recruit Company personnel for a period of two years.

Pursuant to the terms of our 2012 Incentive Plan and 2005 Long-Term Incentive Plan, and/or the applicable award agreements, all outstanding options and unvested restricted stock and restricted stock units will become 100% vested upon the occurrence of a change in control.  The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on January 30, 2016 or if a change in control of the Company had occurred as of such date.  The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

	Mr. Anderson	Mr. Mazzola	Mr. Smith	Ms. Council	Mr. Dunn	Mr. Crowell
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance (1)	$350,000	$500,000	$450,000	$306,000	$284,000	$266,000
Total	$350,000	$500,000	$450,000	$306,000	$284,000	$266,000

Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (1)	$350,000	$500,000	$450,000	$306,000	$284,000	$266,000
Value of Accelerated Unvested Restricted Stock (2)	615,772	573,129	694,630	637,382	490,014	408,201
Total	$965,772	$1,073,129	$1,144,630	$943,382	$774,014	$674,201

Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested Restricted Stock (2)	$615,772	$573,129	$694,630	$637,382	$490,014	$408,201
Total	$615,772	$573,129	$694,630	$637,382	$490,014	$408,201

(1)         Reflects cash severance equal to 12 months of the executive’s fiscal year 2015 annual salary.

(2)         Reflects the value of restricted stock awards or restricted stock units using the closing stock price of the Company’s common stock on January 29, 2016 ($20.66), the last trading day of our 2015 fiscal year. Pursuant to the terms of the grants of such awards, the shares become 100% vested upon a change in control of the Company.

Director Compensation Table for Fiscal Year 2015

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services in all capacities during fiscal year 2015, except for Mr. Anderson, who was not compensated for his services as a director.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($) (1)	($)

Brian P. Carney	107,000	60,000	167,000
Laurens M. Goff	103,750	60,000	163,750
Lawrence E. Hyatt	112,000	60,000	172,000
John S. Lupo	129,750	60,000	189,750

(1)         Reflects the grant-date fair value of 2,348 shares of restricted stock awards computed in accordance with FASB ASC Topic 718 based on the Company’s stock price at the close of business on the date of grant, March 19, 2015.

The aggregate number of shares of restricted stock held by Messers. Carney, Goff, Hyatt and Lupo as of January 30, 2016 was 2,348.  There were no awards of stock options to directors in fiscal 2015. The aggregate number of shares underlying stock options held by each director as of January 30, 2016 is as follows:  Mr. Carney, 0; Mr. Goff, 0; Mr. Hyatt, 500; Mr. Lupo, 1,500.

Director Compensation

Annual Retainer.  During fiscal 2015, all non-employee directors received an annual retainer fee of $84,000. We also provided the following additional annual retainers: Lead Independent Director, $25,000; Chair of the Audit Committee, $12,000; Chair of the Compensation Committee, $8,000; and Chair of the Nominating and Corporate Governance Committee, $6,000.

Meeting Fees.  Each of our non-employee directors received $2,500 for each board meeting attended and $750 for telephonic meetings attended.  We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

Equity Awards.  In addition, each non-employee director received restricted stock awards under the 2012 Incentive Plan, as shown in the preceding “Director Compensation Table for Fiscal Year 2015.”

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers.  The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 16, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce.  Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level.  Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong.  We believe the 2015 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation”, and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors.  The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors.  Our board of directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Currently, say-on-pay votes are held by the Company annually, and the next stockholder advisory vote will occur at the 2017 annual meeting of stockholders.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures

The Company has adopted a Code of Business Conduct and Ethics which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company.  Transactions prohibited by the Code of Business Conduct and Ethics, among other things, include: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct and Ethics requires that the Audit Committee must review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports furnished to us, all reports required by Section 16(a) of the Exchange Act to be filed by our directors and executive officers and all beneficial owners of more than ten percent of our common stock outstanding to report transactions in our securities were timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 28, 2016, for the following persons:

•                  each stockholder known by us to own beneficially more than 5% of our common stock;

•                  each of our directors and named executive officers; and

•                  all directors and executive officers as a group.

This table lists applicable percentage ownership based on 14,907,355 shares of common stock outstanding as of March 28, 2016.  We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 28, 2016, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class

Directors and Named Executive Officers:

R. Edward Anderson	245,993		1.7%
Chairman of the Board

Jason T. Mazzola	83,056		*
President, Chief Executive Officer and Director

Bruce D. Smith	87,588		*
Chief Operating Officer and Chief Financial Officer

Ivy D. Council	79,020	(1)	*
Executive Vice President of Human Resources and
Chief Compliance Officer

James A. Dunn	65,571		*
Senior Vice President of Store Operations

Charles D. Crowell	41,631		*
Senior Vice President of Supply Chain

Brian P. Carney	25,123		*
Director

Laurens M. Goff	10,207		*
Director

Lawrence E. Hyatt	26,451	(2)	*
Director

John S. Lupo	21,864		*
Director

Directors and executive officers as a group (ten persons)	686,504	(3)	4.6%

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Other Beneficial Owners:

AllianceBernstein L.P. (4)	1,326,037	8.9%
1345 Avenue of the Americas
New York NY 01015

FMR LLC(5)	1,324,000	8.9%
245 Summer Street,
Boston, Massachusetts 02210

Dimensional Fund Advisors LP(6)	1,094,909	7.3%
Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc. (7)	995,404	6.7%
55 East 52nd Street
New York, NY 10022

Massachusetts Financial Services Company(8)	954,317	6.4%
111 Huntington Avenue
Boston, MA 02199

Paradigm Capital Management, Inc. (9)	773,213	5.2%
Nine Elk Street
Albany, New York 12207

Nantahala Capital Management, LLC(10)	762,409	5.1%
19 Old Kings Highway S, Suite 200
Darien, CT 06820

*                               Denotes less than 1%.

(1)                       Includes options to purchase 2,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2016.

(2)                       Includes options to purchase 500 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2016.

(3)                       Includes options to purchase 2,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 28, 2016.

(4)                       This information is based on a Schedule 13G filed on February 16, 2016. AllianceBernstein L.P. is an investment advisor with sole voting and dispositive power with respect to the listed shares.

(5)                       This information is based on a Schedule 13G filed on February 12, 2016. FMR LLC is a parent holding company with the sole voting power with respect to 138,934 of the shares and sole dispositive power with respect to the listed shares.

(6)                       This information is based on a Schedule 13G filed on February 9, 2016. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser and furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds, and as such may be deemed to be the beneficial owner of shares held by the Funds. All listed securities are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,044,757 of the shares and sole dispositive power with respect to the listed shares.

(7)                       This information is based on a Schedule 13G/A filed on January 26, 2016. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock

Advisors, LLC; BlackRock International Limited and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 963,682 of the shares and sole dispositive power with respect to all of the shares.

(8)                       This information is based on a Schedule 13G/A filed on February 10, 2016. The shares listed in the table are beneficially owned by Massachusetts Financial Services Company (“MFS”) and/or certain other non-reporting entities. MFS has sole voting power and sole dispositive power with respect to the listed shares.

(9)                       This information is based on a Schedule 13G filed on February 12, 2016. Paradigm Capital Management, Inc. is an investment adviser with sole voting and dispositive power with respect to the listed shares.

(10)                This information is based on a Schedule 13G filed on February 16, 2016. Nantahala Capital Management, LLC (“Nantahala”) is an investment advisor and shares voting and dispositive power with respect to the listed shares with the two managing members of Nantahala.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017 and further directed that the appointment of KPMG LLP be submitted for ratification by the stockholders at the annual meeting. KPMG LLP has served as our independent registered public accounting firm since fiscal 2002. We understand that a representative from KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If the appointment of KPMG LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of KPMG LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to KPMG LLP relating to the audit of our fiscal 2014 and 2015 financial statements and the fees billed to us in 2014 and 2015 by KPMG LLP for other professional services:

	Fiscal 2014	Fiscal 2015

Audit Fees(1)	$840,000	$840,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$840,000	$840,000

(1) Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2014 and fiscal 2015.

Audit Committee Pre-Approval Policy

In accordance with our Audit Committee pre-approval policy, all audit and audit-related services performed for us by our independent registered public accounting firm were pre-approved by our Audit Committee.

Our Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to our Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm, and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

The board of directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 28, 2017.

STOCKHOLDER PROPOSALS
FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to the proxy solicitation rules of the SEC intended to be included in the proxy statement and proxy card relating to the 2017 annual meeting of stockholders must be received by us no later than December 20, 2016.  In addition, if you desire to bring business (including director nominations) before our 2017 annual meeting of stockholders, you must comply with our bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than January 25, 2017, and no later than February 24, 2017.  Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2017 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Notices of intention to present proposals at the 2017 annual meeting should be addressed to the Company, Attention:  Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as filed with the SEC, accompanies this proxy statement.  A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

OTHER BUSINESS

We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

ANNUAL MEETING OF STOCKHOLDERS OF CITI TRENDS, INC. May 25, 2016 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, and the 2015 Annual Report for Citi Trends, Inc. are available at http://ir.cititrends.com/annual-proxy.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230300000000000000 4 052516 changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Brian P. Carney and John S. Lupo to serve as Class II directors for a three-year term expiring at the 2019 annual stockholders meeting. NOMINEES: FOR ALL NOMINEESO Brian P. Carney O John S. Lupo WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. An advisory vote to approve the compensation of the Company's named executive officers for 2015. FOR AGAINST ABSTAIN 3. Ratification of the selection of KPMG LLP to be the independent registered public accounting firm of the Company for the fiscal year ending January 28, 2017. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 CITI TRENDS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby appoints R. Edward Anderson and Bruce D. Smith and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of Citi Trends, Inc. to be held on May 25, 2016 and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475 1.1